United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 22, 2014

Date of Report

E.R.C. ENERGY RECOVERY CORPORATION

 (Exact name of Registrant as specified in its Charter)

Delaware	000-53116	22-2301634
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

10018 Falcon View Drive

Sandy, Utah 84092

 (Address of Principal Executive Offices)

(801) 580-4555

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report contains certain forward-looking statements, and for this purpose, any statements contained in this Current Report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially, depending upon a variety of factors, many of which are not within our control.  These factors include, but are not limited to, economic conditions generally in the United States and internationally, and in the industry and markets in which we have and may participate in the future, competition within our chosen industry or industries, our current and intended business, our assets and plans or lack thereof, the effect of applicable United States and foreign laws, rules and regulations and our failure to successfully develop, compete in and finance our current or intended business operations.

NAME REFERENCES

In this Current Report, references to “ERC,” the “Company,” “we,” “our,” “us” and words of similar import refer to “E.R.C. Energy Recovery Corporation,” the Registrant, which is a Delaware corporation.

Item 1.01 Entry into Material Definitive Agreement.

On April 22, 2014, we entered into a Stock Purchase Agreement with Evotech Capital S.A., a privately-held company organized under the laws of the British Virgin Islands, and our sole directors and executive officers, David C. Merrell and Michael C. Brown (the “Evotech SPA”). Mr. Merrell is our principal shareholder, owning approximately 50% of our pre-Evotech SPA outstanding voting securities; and Mr. Brown owns approximately 4.5% of our pre-Evotech SPA outstanding voting securities.  Under the Evotech SPA, Evotech has agreed to acquire 1,000,000 shares of our common stock; Mr. Merrell will resign as our President and remain a director; Mr. Brown will resign as our Secretary, CFO and a director; and Abraham Cinta, the nominee of Evotech, will be elected President and CEO and a director, all effective on the closing of the Evotech SPA.  Evotech will pay $1,000 to purchase the 1,000,000 shares, all “restricted securities,” subject to resale under subparagraph (i) of Securities and Exchange Commission (the “SEC”) Rule 144.  Messrs. Merrell and Brown will be required to execute a Lock-Up Agreement regarding their respective shares of the Company’s common stock, and any shares that may be issued to them under the Anti-Dilution shares provisions of the Evotech SPA in Appendix I.  In this respect, Messrs. Merrell and Brown, whose pre-Evotech SPA combined ownership in the Company is an aggregate of 200,100 shares, 92% or 183,400 shares of which are owned by Mr. Merrell and .8% or 16,700 shares of which are owned by Mr. Brown, are guaranteed that their collective holdings will not be decreased to less than 4.99% of the Company’s outstanding common stock until the earlier of when (i) the average daily trading volume of the Company’s common stock over any 30 day trading period reaches $80,000 (calculated by multiplying the daily volume by the closing last trade share price for that trading day; or (ii) the aggregate revenues of the Company, beginning on the date of the Evotech SPA or April 22, 2014, reach $25 million, and any such revenues have been reported in the Company’s periodic reports that are filed with the SEC (“the “Market Maturity” date).  Assuming there is a closing, Messrs. Merrell and Brown will also receive a collective three year warrant with a cashless feature at an exercise price of $0.20 per share to acquire the greater of 13,682 shares of the Company’s common stock (which is 1% of the post-Evotech SPA outstanding shares) or the number of shares equal to 1% of the fully-diluted outstanding shares of the Company’s common stock during such three year period, or to the Market Maturity date, which ever is sooner.  These shares and warrants will be divided pro rata among Messrs. Merrell and Brown, based upon the percentage of their respective pre-Evotech SPA holdings in the Company as referenced above.  The Anti-Dilution share issuance is an obligation of the Company to the Market Maturity date.  The Lock-Up Agreement provides that no public sales can be made by Messrs. Merrell or Brown of shares currently owned by them or acquired by them subsequently under the Anti-Dilution share provisions until the Market Maturity date.  Mr. Merrell is also required to indemnify and hold Evotech, the Company and their respective agents, representatives and others harmless for any damage resulting from any breach of any of the representations and warranties of the Company contained in the Evotech SPA; and Evotech will provide a similar indemnification for breach of its representations and warranties for the benefit of the Company and Messrs. Merrell and Brown.  Evotech will also provide the Company an additional $49,000 in the form of a demand loan for use by the Company to compromise and pay all outstanding liabilities of the Company to the closing, with Mr. Merrell to provide such other consideration as may be necessary to satisfy or compromise any remaining liabilities of the Company. A copy of the Evotech SPA is filed as an Exhibit to this Current Report, and the foregoing summary should be read with such copy.  No assurance can be given that the Evotech SPA will be completed.  See Item 9.01.

Item 9.01 Financial Statements and Exhibits.

(a)

Exhibits.

Exhibit No.

Exhibit Description

10.1

Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

E.R.C. ENERGY RECOVERY CORPORATION

Date:	April 28, 2014	By:	/s/David C. Merrell
David C. Merrell
President and Director

3